Exhibit 10.69

JUSTFOODFORDOGS

VENDOR AND SUPPLY AGREEMENT

This VENDOR AND SUPPLY AGREEMENT (this “Agreement”) effective as of January 28th, 2023 (the “Effective Date”) is entered into by and between Blue Star Foods, a Florida corporation having its principal place of business at Miami, Florida (“Supplier”), and JUSTFOODFORDOGS, LLC, a California limited liability company (“Customer”). Supplier and Customer are referenced to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS, Customer develops, manufactures and distributes dog food and related products;

WHEREAS, Supplier imports, processes and distributes all varieties or seafood from around the world;

WHEREAS, Customer desires to purchase from Supplier certain of Supplier’s products, and Supplier is willing to supply such products to Customer, under the terms and conditions provided herein.

Now, THEREFORE, in consideration of the mutual covenants and promises hereinafter forth, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

1. DEFINITIONS. As used in this Agreement:

1.1 “General Specifications” means the specifications and requirements for the Products attached hereto as Exhibit B, including the Continuing Guarantee attached hereto as Exhibit C.

1.2 “Inspection Period” means: (a) with respect to Products that are semi-perishable, including, but not limited to, dry spices and frozen meat, a period of one hundred twenty (120) days after delivery of such Products to Customer; and (b) with respect to Products that are perishable, including, but not limited to, fresh meat and raw food, a period of thirty (30) days after delivery of such Products to Customer.

1.3 “Products” means the products listed on Exhibit A, which list may be amended from time to time as provided in Section 2.7.

1.4 “Quality Manual” means the requirements set forth in the Supplier Quality Expectations Manual attached hereto as Exhibit D.

2. FORECASTING AND ORDERS FOR PRODUCTS.

2.1 Forecasts. Promptly after the Effective Date, Customer shall provide Supplier a non-binding three (3) month forecast of its purchase requirements for the Products (hereinafter, a “Forecast”). Each month thereafter, Customer shall provide a rolling six (6) month Forecast of its purchase requirements. Any Forecasts provided by Customer are for planning purposes only and do not constitute a binding commitment.

2.2 Ordering. To purchase any Products, Customer may issue purchase orders (“Purchase Orders”) via email to Supplier, which shall specify: (a) the Purchase Order number, (b) a description of the Products to be purchased, (c) the quantity of Products to be purchased, (d) the per-unit price of the Products, (e) the delivery date for such order, (f) the place(s) to which such Products are to be shipped, and the method of shipment, and (g) the total price of all Products set forth on such Purchase Order.

2.3 No Minimum Quantity. Unless otherwise expressly agreed upon in writing by the Parties, Customer is not obligated to purchase any minimum number of Products (whether in dollars, quantity or otherwise).

2.4 Supply Obligation. Supplier shall accept, and fulfill its obligations under, any Purchase Order received from Customer and shall provide Customer with (a) a written acknowledgement of such Purchase Order within twenty-four (24) hours after receiving the Purchase Order and (b) the shipping date(s) for such Products, which shipping date(s) shall be sufficient to enable Supplier to meet the applicable delivery date(s) set forth in the Purchase Order. Supplier shall accept any quantities of Products ordered in a particular month to the extent such quantities equal or are less than the quantity provided in the Forecast applicable to such month. To the extent any quantities of Products ordered in a particular month by Customer exceed the quantity provided in the Forecast applicable to such month, Supplier shall use commercially reasonable efforts to supply such quantities of Products.

2.5 Conflicting Terms. If a Purchase Order, acknowledgement, quotation or any other purchasing document issued by either Party includes terms or conditions that conflict with or that are in addition to any terms or conditions provided in this Agreement, the conflicting or additional terms and conditions in the Purchase Order, acknowledgement, quotation; or purchasing document shall be of no effect and the terms and conditions provided in this Agreement shall govern.

2.6 Cancellation. Customer may cancel any Purchase Order in whole or in part upon notice to Supplier, if Supplier: (a) fails to deliver any Product in accordance with specified delivery times, requirements or other specifications, (b) fails to remedy Defective Product as required under this Agreement within five (5) business days after notice thereof from Customer to Supplier, or (c) fails to comply with any material provision of, or repudiates or anticipatorily repudiates, this Agreement within thirty (30) days after notice thereof from Customer to Supplier. Customer may also cancel any Purchase Order without cause upon notice. Upon cancellation pursuant to this Section 2.6, Supplier shall supply the Product for any portion of the Purchase Order not cancelled.

2.7 Additional Products. From time to time during the term of this Agreement, Customer may purchase from Supplier, and Supplier will supply to Customer, certain additional products pursuant to the terms and conditions of this Agreement. The Parties may mutually agree to add any products to or to delete any products from the list of Products provided in Exhibit A by amending Exhibit A hereto and revising the General Specifications (if needed) to address such changes to the Products.

3. DELIVERY AND ACCEPTANCE; OTHER REQUIREMENTS.

3.1 Delivery. All deliveries of the Products will be FOB (Free on Board as defined in UCC Section 2-319) Customer’s facility specified in the applicable Purchase Order. Partial shipment must be authorized by Customer. All Products shall be packed for shipment in accordance with standard commercial practices, acceptable to common carriers for shipment and is adequate to ensure safe arrival, unless otherwise specified in the General Specifications. Risk of loss of the Products shall pass from Supplier to Customer at the point of delivery.

3.2 Late Delivery. If Supplier becomes aware of any anticipated delay that would result in a change to the scheduled delivery date, Supplier will notify Customer immediately and provide reasons for such delay. If delivery does not occur within one (1) day from the agreed delivery date, and without limiting Customer’s other rights available under the law, in equity, or under this Agreement, Customer may: (a) cancel the Purchase Order without penalty and demand a return or credit of all amounts paid by Customer in connection with such Purchase Order, (b) require Supplier to reimburse Customer for any penalties imposed on Customer by any third party, and/or (c) request Supplier and permit Supplier to make such delivery at the earliest possible date with all available methods, including using the premier freight services.

3.3 Acceptance. Within the applicable Inspection Period, Customer or its agent will have the right to inspect the delivered Products. If the Products do not conform to the General Specifications and the Purchase Order (“Defective Products”), Customer will provide Supplier a written notice of rejection specifying the nonconformance. Upon rejection of the Products, Customer may: (a) require Supplier to promptly replace or correct the Defective Products, without charge, (b) correct the Defective Product itself or through a third party and require Supplier to pay for the cost of such correction with Supplier’s prior approval, and/or (c) require Supplier to reimburse Customer for any amounts paid for such Defective Products and any penalties imposed by Customer’ s customers as a result of such Defective Products. Supplier will bear all risk of loss with respect to all Defective Products returned to Supplier and will promptly pay for or reimburse all costs incurred by Customer to return, store or dispose any Defective Products. If the number of delivered Products is less than the quantity specified in the Purchase Order, Supplier will promptly deliver to Customer the number of Products necessary to meet the quantity set forth in the Purchase Order(s) and will pay to Customer any reasonable losses incurred by Customer by reason of or in connection with its failure to deliver the appropriate quantity of Products. Supplier will bear all risk of loss with respect to all Defective Products returned to Supplier and will promptly pay for or reimburse all costs incurred by Customer to return, store or dispose any Defective Products.

3.4 Recalled Products. Supplier shall further be responsible for any public or private recall, request for recall, or similar action with respect to any Products delivered hereunder (whether initiated or required by Supplier, Customer, or any third party) (each a “Recall”), and Supplier shall bear any, and all costs and liabilities associated therewith, including all product liabilities and all costs associated in notifying Customers and handling any Recall. Supplier must immediately notify Customer in writing of any Recall initiated by Supplier or required by any third party, and of any facts or circumstances which reasonably could be expected to give rise to a Recall. Supplier shall forward all relevant information in connection with a Recall to Customer promptly, but in no event later than with one (1) day of Supplier becoming aware of such information. Further, Supplier shall immediately contact Customer in writing and by telephone, as necessary or advisable, to discuss any consumer safety concerns relating to the affected Products.

3.5 Packing. Supplier will pack the Products only in containers and other packaging in a manner that meets the specific requirements in the General Specifications, or a Purchase Order issued hereunder. All shopping cartons or containers for the Products shall bear external artwork and labeling in accordance with the specifications, including any country-specific customs “country of origin marking.” Supplier will use its best efforts to limit the amount of inventory shrinkage to the packaging materials (it being understood that inventory shrinkage includes but is not limited to any damage or theft). Notwithstanding the foregoing, Supplier shall be liable for all inventory shrinkage and shall include negotiated shrinkage allowances into mutually agreed upon pricing models.

3.6 Special Food Product Quality and Safety Standards. Supplier agrees to comply with all terms and conditions and all applicable information and regulatory requirements set forth in the General Specifications and the Quality Manual.

3.7 Supplier Facility. Supplier may store Products at any location selected by Supplier and approved in writing by Customer if (a) all specifications (including the General Specifications) are met by Supplier with regard to the storage location, and (b) Customer is not financially or otherwise responsible for transportation of the Products from Supplier’s facilities to any outside storage location or for storage of the Products there.

3.8 Production Capacity and Resources. Supplier shall reserve the production capacity necessary to meet Customer’s needs for Products based on any volume assumptions in any applicable Forecast or Purchase Order. Customer will provide reasonable advance notice to Supplier of its projected Product needs if those needs substantially exceed the amounts assumed under the Forecast. Supplier, at its expense, shall be responsible for providing all resources that are necessary for Supplier to supply the Products in accordance with the General Specifications.

4. PRICES AND PAYMENT

4.1 Prices. Unless otherwise agreed by the Parties in the Purchase Order, acknowledgement, quotation, or purchasing document in a separate writing, Customer agrees to pay Supplier the price listed in Exhibit A that is applicable to each Product ordered by, delivered to, and accepted by Customer.

4.2 Payment. Supplier will submit an invoice directly to Customer Accounts Payable for payment immediately following each shipment of the Products. The invoice will include: the order number, a description of the Products manufactured, per unit prices and total invoice price. Payment is to be made in full within (30) days of date of invoice, unless otherwise agreed by the parties in writing. Supplier will use its best efforts to achieve cost savings for the manufacture of the Products and reduce the prices for the Products by the savings realized. The Parties will semi-annually review cost reduction efforts undertaken by Supplier.

4.3 Most Favored Pricing. If Supplier offers any more favorable term or condition (including pricing) to any other company than that which is offered to Customer for the Products or any products similar thereto then Supplier will extend such favorable terms or conditions to Customer, and this Agreement and any applicable Purchase Orders will be deemed amended to provide those terms and conditions to Customer. Any amounts charged to Customer in excess of prices offered by Supplier to any other company or partner for the Products or for any products similar thereto will promptly be refunded or credited to Customer at Customer’s option.

4.4 Credits. Any credits due to Customer will be applied on the next invoice against amounts then due and owing or, at Customer’s option, refunded immediately upon notice. If any credit is due to Customer after the termination or expiration of this Agreement, Supplier will pay the amount of the credit to Customer within thirty (30) days after the credit accrues.

4.5 Taxes. The prices for each Product to be paid to Supplier will be inclusive of all applicable taxes. Supplier will be solely responsible for and will indemnify and hold Customer harmless from and against, the payment of all taxes (including sales, use, value-added, and income taxes) and other governmental charges (including customs duties), and any related fines, penalties, and interest, arising from the performance by Supplier of any services or the payment of fees to Supplier under this Agreement.

5. WARRANTIES

5.1 Mutual Representations and Warranties. Each party represents and warrants to the other Party that the execution, shipment and performance of this Agreement (a) is within its corporate powers, (b) has been duly authorized by all necessary corporate action on such Party’s part, and (c) does not and shall not contravene or constitute a default under, and is not and shall not be inconsistent with, any judgment decree or order, or any contract, agreement, or other undertaking, applicable to such Party.

5.2 Representations and Warranties by Supplier. Supplier represents and warrants that: (a) it has full right, power, and authority to supply the Products as required under this Agreement, (b) it has the necessary skills and expe1tise to supply the Products as required under this Agreement, (c) it and the Products will comply with all laws, regulations, and ordinances applicable thereto (including, for the avoidance of doubt, all FDA and USDA regulations), (d) the Products will strictly conform to the specifications, requirements, and other terms in the General Specifications and this Agreement, and have been fully tested to confirm conformity with the same, (e) all Products shall be free from defects in design, workmanship, material, and manufacture, (f) all Products shall be delivered new and free from all security interests, liens, and encumbrances of any kind, (g) the Products, at the time of delivery, will not be subject to any actual or anticipated Recalls, and (h) no Products, including any sale or use of the Products as instructed or marketed by Supplier, will infringe any intellectual property rights of any third party. Customer has the right to assign one or more of the warranties provided herein to its customers. Any claim for breach of any warranty provided in clauses (c)-(g) (the “Product Warranties”) shall be made within twenty-four (24) months after delivery of the applicable Product by Customer to its customer (the “Warranty Period”).

5.3 Remedy. In the event of a breach of the Product Warranties, Customer will notify the Supplier of such breach during the Warranty Period, and the Supplier will provide a Returned Material Authorization (“RMA”) number to Customer. Supplier will provide the RMA number within five (5) business days after the request for RMA has been made by Customer. Customer will ship the defective Product to Supplier according to Supplier’ s instructions (if any are provided) and at Supplier’s sole cost. Supplier shall be responsible for all risk of loss and damage in respect of the defective Product from the time of shipment of such Products back to Supplier. Further, Supplier shall be responsible for all damages, losses, and liabilities of Customer incurred as a result defective Products, including but not limited to refunds to customers, penalties imposed by customers, lost profits (including if Customer is unable to accept an order from a customer as a result of a defective Product), loss of business, transportation and shipping costs, the cost to Customer of its associates’ time, systems expenses in processing any Recall, and all other costs associated therewith. At Customer’s option, Supplier will, within thirty (30) days after the Customer notifies Supplier of a breach of a Product Warranty, deliver a new replacement Product that is in compliance with all Product Warranties or provide to Customer a credit or refund equal to the purchase price paid by Customer for the defective Product returned.

5.4 Epidemic Failure. As used herein, “Epidemic Failure” means a defect that is a warranty failure of the Products from a single route cause in at least five percent (5%) defect according to production specifications and standards of any shipment from the Supplier. In the event of an Epidemic Failure, all Products of the same type will be presumed defective and in breach of the Product Warranty and subject to the remedies provided in Section 5.3. In addition, Supplier will provide a corrective action plan, that is reasonably acceptable to Customer as soon as possible and no later than five (5) business days after notification from Customer and verification by Supplier of the Epidemic Failure, and Supplier will implement the corrective action plan accepted by Customer (including any de- installation and re-installation of the Products if requested by Customer) as soon as possible (but no later than [five (5) business days] after approval by Customer), all at no additional charge to Customer. Customer may cancel or postpone pending Purchase Orders for all Products, pending implementation of the corrective action plan, without any penalty. To the extent Supplier issues a Recall of any Product, Supplier will be responsible for all costs incurred by Customer as a result of such recall.

5.5 Support. Supplier shall provide commercially reasonable support with respect to the Products, at no additional charge. Such support will include: (i) answering questions concerning recipes, manufacturing, packaging or quality of the Products; or (ii) verification, analysis, and corrective actions with respect to any defective Products. Support will be available Monday through Friday, excluding holidays, during normal business hours.

6. INDEMNIFICATION; LIMITATION OF LIABILITY

6.1 General Indemnity by Supplier. Supplier will defend, indemnify, and hold Customer and its directors, officers, employees, agents, and customers harmless from and against any and all third party claims and actions, and all losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees, expert witness fees, and court costs) resulting therefrom, directly or indirectly arising from or relating to (a) any negligence or willful misconduct by Supplier or any of its directors, officers, employees, or agents in the performance of this Agreement, (b) violation of applicable law by Supplier or breach of this Agreement (including any warranties) by Supplier, (c) any product liability claims (including manufacturing or design defect claims) related to the Product, and (d) Recalls (or the failure of Supplier to timely institute a Recall). Supplier may not settle any such claim affecting Customer without Customer’s prior written consent, not to be unreasonably withheld.

6.2 LIMITATION OF LIABILITY. EXCEPT FOR CUSTOMER’S REMEDIES UNDER SECTION 5.3, SUPPLIER’S INDEMNIFICATION OBLIGATIONS HEREUNDER, SUPPLIER’S RECALL OBLIGATIONS HEREUNDER, AND/OR ARISING OUT OF EITHER PARTY’S BREACH OF SECTION 7 HEREOF, NEITHER PARTY SHALL BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES WHATSOEVER, WHICH IN ANY WAY ARISE OUT OF, RELATE TO, OR ARE A CONSEQUENCE OF THIS AGREEMENT OR EITHER PARTY’S PERFORMANCE OR NONPERFORMANCE HEREUNDER.

7. CONFIDENTIALITY. Each Party acknowledges that it may obtain information or materials which the disclosing Party maintains as prop1ietary and confidential (“Confidential Information”), including the terms of this Agreement and any Purchase Order (which are the Confidential Information of Customer). Each Party agrees that it will consider and protect such information as Confidential Information of the disclosing Party, and that it will not disclose or permit disclosure of such Confidential Information to any third party or use it except for the benefit of the disclosing Party. Confidential Information shall not include (a) information that is or becomes generally available to the public, other than as a result of a breach by a Party hereunder; (b) information properly obtained from a completely independent source; or (c) information which the other Party can demonstrate was independently developed without use of or access to the disclosing Party’s Confidential Information. The duty of confidentiality provided herein shall not apply to information that a Party is required to disclose by law, provided that such Party gives prompt notice to the disclosing Party and cooperates with the disclosing Party to protect its Confidential Information, and provided that such disclosure is limited to such disclosure as may be required by law.

7.1 Personnel. Customer and Supplier acknowledge and agree that the personnel employed by each in the performance of, or in connection with, the activities of the Parties contemplated by this Agreement are important assets of the respective companies. Accordingly, at all times during the term of this Agreement and for a period of one (1) year thereafter, neither Party, without the prior written consent of the other and except by general advertisement, shall directly or indirectly solicit the employees or the officers of the other (or of any of their subsidiaries or their affiliates) for employment by them or any of their affiliates or subsidiaries.

8. TERM AND TERMINATION

8.1 Term. The initial term of this Agreement will begin on the Effective Date and continue for a period of one (1) year (“Initial Term”). Thereafter, this Agreement will have an option to renew for additional one (1) year terms, unless either Party provides a written notice of non-renewal at least forty-five (45) days prior to the end of the then-current term (each, a “Renewal Term”, and together with the Initial Tem1, the “Term”). In addition, this Agreement may be terminated earlier pursuant to Sections 8.2 and 8.3.

8.2 Termination for Breach. Either Party may terminate this Agreement effective immediately upon providing a written termination notice to the other Party, if the other Party fails to cure any material breach of this Agreement within thirty (30) days after receiving a written notice of the breach.

8.3 Termination for Bankruptcy. Either Party may terminate this Agreement, effective immediately by providing a written termination notice to the other Party, if the other Party dissolves, liquidates, ceases to conduct business, or becomes insolvent or seeks protection pursuant to any bankruptcy, receivership, trust deed, creditors arrangement or comparable proceeding, or such proceeding is instituted against such Party and not dismissed within sixty (60) days.

8.4 Effect upon Termination. Upon termination of this Agreement, (i) Supplier will sell to Customer, and Customer will purchase from Supplier, all Products included in any Purchase Orders previously accepted by Supplier, unless Customer is terminating the Agreement under Section 8.2 or Section 8.3. or unless Customer has canceled any pending Purchase Order under Section 2.6 and Customer does not wish to purchase the applicable Products. Any termination of this Agreement for any reason will not affect any rights or liabilities of either Party which may have accrued prior to the date of termination.

8.5 Survival. Any terms and conditions that by their nature or otherwise reasonably should survive any termination of this Agreement shall be deemed to survive. Such terms and conditions include Sections 1, 3.4, 5.2, 5.3, 5.4, 6, 7, 8.4, 8.5, and 9.

9. GENERAL

9.1 Governing Law and Venue. This Agreement shall be governed by and construed under the laws of California, excluding its conflicts of law rules. Any suit arising out of this Agreement, at law or in equity, shall be brought in a state or federal court in Los Angeles County, California. Each Party consents to personal jurisdiction in the above courts. Supplier further consents to such venue as Customer selects in any of such courts. U.N. Convention on International Sale of Goods shall not apply to this Agreement.

9.2 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Notwithstanding the foregoing, neither this Agreement, nor any rights or obligations hereunder, may be assigned or otherwise transferred by either party without the prior written consent of the other party, which consent will not be unreasonably withheld, provided, Customer may assign, without prior written consent, all or any of its rights or delegate all or any of its obligations under this Agreement to an affiliate of Customer or to a third party in connection with the sale of all or substantially all of Customer’s related assets or business . Any other attempted assignment or transfer without prior written consent will be voidable at the option of the non-consenting party.

9.3 Waiver. Except as specifically provided for herein, the waiver from time to tin1e by either Party of any right or failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same right or remedy or of any other of such Party’s rights or remedies provided under this Agreement. All waivers provided under this Agreement must be in writing.

9.4 Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency of any kind. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

9.5 Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.6 Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, void or unenforceable, then such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions of this Agreement will continue in full force and effect.

9.7 Notice. Unless otherwise stated herein, any notice, approval, authorization, consent, or other communication required or permitted to be delivered to either Party under this Agreement must be in writing and will be deemed properly delivered, given, and received (i) when delivered by hand, (ii) [three (3) business days] after delivered by international courier or express shipment service, or (iii) when sent by facsimile with confirmation of transmission, to the address or facsimile number set fo1th beneath the name of such Party below (or to such other address or facsimile number as such Party may have specified in a written notice to the other Party).

9.8 Rights and Remedies Cumulative. The Parties’ rights and remedies under this Agreement are cumulative. Each Party acknowledges and agrees that an actual or threatened breach of any of the provisions contained in this Agreement may result in immediate, irreparable and continuing damage to the non-breaching Party for which there may be no adequate remedy at law, and the non-breaching Party may apply to any court of competent jurisdiction for specific performance or injunctive relief to enforce or prevent any breach of the provisions of this Agreement.

9.9 Insurance. Supplier agrees to maintain insurance coverage that is adequate to insure against its potential liabilities under this Agreement throughout the term of this Agreement, including without limitation, excess liability umbrella coverage in the amount of $5,000,000 USD, and Supplier agrees to name Customer as an additional insured in any such policy and provide a copy of the policy listing Customer as an additional insured to Customer upon request.

9.10 Entire Agreement. This Agreement (including any exhibits or schedules hereto), any quotation provided by Supplier and any Purchase Order provided by Customer (excluding any terms and conditions therein which conflict with or are additional to the terms and conditions provided herein) set forth the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof. Except as expressly set fo1th in this Agreement, no subsequent amendment, modification or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective auth01ized officers of the Parties.

9.11 Quarterly Business Review Meetings. To ensure a successful partnership and to ensure that all contractual requirements and obligations are met for both parties, the parties agree to hold quarterly business review meetings, to be scheduled no later than 30 days following the close of each business quarter. Parties agree to a standard agenda and a protocol for addressing and resolving any issues arising from these meetings.

[Signature page follows.]

IN WITNESS W HEREOF, the Parties have executed this Agreement as of the Effective Date.

	/s/ John Keeler		/s/ Alberto Andrade
Name:	John Keeler	Name:	Alberto Andrade

Title:	CEO	Title:	Chief Supply Chain Officer

Date:	1/28/2023	Date:	1/28/2023

EXHIBIT A

LIST OF PRODUCTS/SUPPLIES AND PRICING

Product Description:

CONFIDENTIAL

*Estimated Annual Demand of 1.8M lbs., including 2 extra containers used as back up.

Quarterly Delivery Projections (Add 2 additional containers upfront to keep as back up)

Q1 = 22% = 370,000 lbs. + 2 additional containers, or 80,000 lbs.

Q2 = 24% = 410,000 lbs.

Q3 = 26% = 450,000 lbs.

Q4 = 28% = 500,000 lbs.

*Includes 2 additional containers as safety stock / backup to be kept in Gloucester, MA

Customer will have the right to buy, but not the obligation (call option) up to another $800,000 lbs. at the same price before the end of the initial contract term.

Recovery / Yield: Water content at 10-14%

Pricing: Open book cost plus formula defined as follows

CONFIDENTIAL

EXHIBIT B

JUSTFOODFORDOGS GENERAL SPECIFICATIONS

JustFoodForDogs (JFFD) requires that all purchased ingredients conform to all regulatory requirements and all specified requirements. All shipments must meet the criteria in the applicable specifications set forth in the corresponding Purchase Order, as well as in this “General Specification” unless otherwise stated and agreed to, in writing, by Juanita’s Foods.

1.0 General Conditions

●	All purchased ingredients must be procured from an approved supplier facility.
●	Suppliers will be identified based on their ability to meet all specified requirements, including the capability to consistently deliver materials that meet JFFD’s specifications or other agreed upon requirements.
●	All suppliers must be approved utilizing the appropriate supplier approval process. Suppliers are approved for each manufacturing site (no blanket approvals). Each supplier must also be approved based upon specific ingredient specifications.
●	Samples from each shipment may be examined by JFFD to ensure continued compliance with specifications. JFFD reserves the right to reject those shipments that do not comply with specifications or exhibit damage. All materials must comply with all applicable federal and state pure food laws, must not be adulterated, or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act as amended, must not be articles which may not, under the provisions of Section 404 of the Act, be introduced into interstate commerce, and must be free from microorganisms, including food borne pathogens, foreign materials, and chemicals which make the materials unsuitable for processing. Suppliers must supply a Continuing Guarantee (pursuant to 21 CPR § 7.13) in writing to JFFD.
●	Suppliers may be required to provide a Certificate of Analysis or Certificate of Conformity on each shipment or prior to each delivery.

2.0 Regulatory

●	Suppliers must provide Customer with any information necessary to ensure that Customer is fully knowledgeable about the raw materials, ingredients and processing techniques used in and with regard to, and services rendered in connection with, the Products.
●	Suppliers must supply accurate and up-to-date labeling, nutrition and allergen information for all ingredients purchased.
●	All ingredients must be food grade and comply with the latest addition of the Food Chemical Codex, and all USDA /FDA regulations.
●	Suppliers must employ best practices with regard to its own quality and safety practices, including with regard to the selection, monitoring and auditing of third parties involved in the production of the Products.
●	Suppliers must comply with all other USDA/FDA regulations.

3.0 Microbiological Control

●	Supplier must have effective monitoring, detection and control systems in place to ensure all ingredients and their components are safe and wholesome.
●	Suppliers of Salmonella and any other pathogenic sensitive ingredients shall have a written program for routine environmental monitoring. Routine environmental testing of indicator organisms is recommended at a minimum for all product contact zones.

4.0 Foreign Material/Adulteration/Chemical Control

●	Good manufacturing practices must be in place to ensure that all ingredient shipments are free of foreign material, chemicals, infestation and rodent contamination.
●	Ingredients must be handled such that cross contact with other ingredients is prevented. This is critical for allergen and microbiological control. All incidental additives and processing aids must be declared and included in the ingredient listing provided. Supplier shall have effective monitoring devices in place to ensure raw materials and finished products are not contaminated with metal. A metal detector and magnets should be used, located as close to the end of the process as feasible, and have an automatic reject or stopping mechanism. The metal detection system shall be calibrated for effective rejection and tested routinely through a normal production process.
●	Ingredients obtained from raw agricultural commodities must comply with the defect action levels for pesticide residues, mycotoxins, chemicals and extraneous matter as outlined by the FDA/USDA.

5.0 Labeling

●	All incoming ingredient containers must be labeled with the following (to the extent applicable): (a) JustFoodForDogs; (b) product name; (c) manufacturing date and/or “best by” date; (d) item number/SKU; (e) ingredient statement; (f) allergen declaration if applicable; (g) sensitive ingredient declaration if applicable; (h) net weight; (i) USDA establishment number (if poultry or meat); g) corresponding LOT number and h) safe handling and storage information.

6.0 Age at Receipt

●	JFFD requires freshly manufactured ingredients in order to maintain the flavor quality of our products throughout their shelf life. Our requirement is that all ingredients have a minimum of 75% shelf life remaining at receipt.

7.0 Pre-shipment samples

●	The supplier may be required to submit pre-shipment samples to JFFD as defined in each respective raw material specification or Purchase Order. Once the pre-shipment sample is approved by Quality Assurance, the product is pre-approved to be shipped to JFFD.

8.0 Shipping

●	The Bill of Lading/packing slip accompanying the delivery must be labeled with the following (to the extent applicable): (a) JustFoodForDogs; (b) product name; (c) manufacturing date and/or “best by” date; (d) item number/SKU; (e) ingredient statement; (f) allergen declaration if applicable; (g) sensitive ingredient declaration if applicable; (h) net weight; (i) USDA establishment number (if poultry or meat); (j) corresponding LOT number; and (j) safe handling and storage information.
●	All incoming deliveries must be delivered within the ship date window on the Purchase Order.
●	Raw materials and products shipped to JFFD shall be shipped under conditions that will protect the food against physical, chemical and microbiological contamination. The integrity of the raw material or finished product shall be shipped at a temperature that maintains the integrity of the raw material/finished product.
●	Carriers/trailers shall be clean and free from odors. Carriers/trailers may not be used that previously hauled hazardous goods. It is imperative that no off odors or off flavors are imparted on the materials.
●	Incoming shipments must be delivered on pallets. The pallets used must be clean with no signs of pests, dirt or damage. They must be Grade A 40”x48” pallets.

9.0 Food Security

●	All ingredients arriving in less than truckload quantities or parcel shipments must arrive with tamper evident packaging (i.e., heat sealed liners, tamper evident tape, etc.).
●	All full truckloads including dry vans, refrigerated bucks, and tankers must have a tamper evident unique seal attached to all openings. This includes but is not limited to doors, vents and valves. The seal numbers must be written in ink on the original Bill of Lading and must be signed by the shipper. The seal number written on the Bill of Lading must match the number on the seal attached to the vehicle opening. All seals must be opened by authorized Just Foods for Dogs personnel only. JFFD reserves the right to reject shipments that are not sealed or have seals that do not match the paperwork.

10.0 Facility Approval and Inspection

●	Supplier’s manufacturing sites and warehouses will be subject to prearranged audits by authorized JFFD personnel or a designated third-party auditor.

11.0 Notification

●	Suppliers must notify JFFD within 24 hours in the event of a potential food safety, regulatory or quality issue that poses a threat to JFFD. This includes but is not limited to adulteration, pathogenic bacteria, foreign matter contamination, undeclared allergens, mis-branded product, product recalls or voluntary market withdrawals impacting JFFD.

●	All products must be produced using the same ingredients and manufacturing process as the prototype samples provided by Supplier during the approval process. The supplier must notify JFFD, in writing, of any changes 60 days prior to implementation. Such changes may potentially affect the specifications, regulatory status, or overall quality of the product, and therefore must be approved by JFFD. Examples include but are not limited to change in production equipment, manufacturing site, different packaging materials or raw material vendor.

12.0 Supplier Information Request Packets

SUPPLIER must submit to Customer all the required documents included in the Supplier Information Request Packet and must promptly notify Customer of any updates or changes to such documents. Supplier must represent and warrant that all such documents are accurate and complete. Documents required pursuant to the Supplier Information Request Packet include, without limitation:

●	Letter of Continuing Product Guarantee
●	Certificate of Liability Insurance and Indemnity Agreement
●	Ce1iificate of Origin and Country of Origin
●	Coding Explanation of Lot Codes
●	Product Technical Data Sheet
●	Technical data information for each food ingredient to include ingredient specification, allergen statement, microbiological specifications, shelf life, etc.
●	Safety Data Sheet (SDS) (if applicable)
●	Food Safety & GMP Audit Report t or Copy of GFSI Certification or Food Safety Plan (HACCP)
○ This includes last 2 Third-Party Audit Reports or Certificates/ current GFSI Ce1tificate if ce1iified.
●	Food Defense Statement/Bioterrorism Statement
●	GMO Statement Plan
●	Company Contact List

EXHIBIT C

CONTINUING FOOD GUARANTEE

13.0 Food Guarantee

SUPPLIER guarantees that all raw materials, ingredients, finished foods and food contact substances (Products) grown, processed, manufactured, stored, shipped and/ or delivered to, for, or on behalf of _______ pursuant to this Agreement shall be, as of the date of shipment or delivery:

(a) not adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act (FD&C Act) and implementing regulations, including the Food Safety Modernization Act (FSMA), or of any state food law and regulations, the adulteration and misbranding provisions of which are substantially the same as those in the FD&C Act, regardless of whether SUPPLIER is exempt from such federal and state requirements.

(b) not otherwise in violation of the FD&C Act including FSMA, or comparable requirements of state law, including recordkeeping, regardless of whether SUPPLIER is exempt.

(c) not articles which may not, under the provisions of Section 404 or 505 of the FD&C Act, be introduced into interstate commerce.

(d) in compliance with all federal and state guidelines applicable to the growing, handling, processing, manufacturing, storage and transportation of the Products, including but not limited to applicable requirements promulgated by the Food and Drug Administration (FDA), the United States Department of Agriculture (USDA), and the Environmental Protection Agency (EPA);

(e) for Products to be marketed as organic, in compliance with the requirements of the National Organic Program.

(f) to the best of SUPPLIER’s knowledge, not subject to the warning requirement of California’s Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65).

13.1 FSMA’s Foreign Supplier Verification Program (FSVP)

For purposes of FSMA’s Foreign Supplier Verification Program, if applicable, an importer is the U.S. owner or consignee of an article of food (raw materials, ingredients, finished food or food contact substances) being offered for import into the United States or, if there is no such entity at the time of entry, the U.S. agent or representative of the foreign owner or consignee, as confirmed in a signed statement of consent. This definition is intended to ensure that an entity with a financial interest in the food, and with knowledge about the supply chain, is responsible for FSVP compliance. If SUPPLIER is the importer of a particular imported Product covered under this Agreement, SUPPLIER will so notify CUSTOMER in writing. Otherwise, SUPPLIER guarantees that it will perform the functions of an importer under FSVP for Products that it provides to CUSTOMER, and guarantees compliance with FSVP requirements, including but not limited to the following:

(a) Develop, maintain, and follow a written FSVP for each Product imported into the United States, regarding each foreign supplier of the Product.

(b) Verify that the foreign suppliers are producing food in a manner that provides the same level of public health protection as the FSMA preventive controls or produce safety regulations (unless the food safety system of the foreign country has been recognized by FDA as comparable to the United States’ system, in which case modified requirements apply to certain foods).

(c) Verify that each Product is not adulterated and is not misbranded with respect to allergen labeling).

(d) Determine and conduct appropriate supplier verification activities, approve or reject suppliers accordingly, and document verification activities as required under the FSVP.

(e) Evaluate the risk posed by the imported food and the supplier’s performance: i) at least once every three years, ii) When new information comes to light about a potential hazard or the foreign supplier’s performance, or iii) at the written request of CUSTOMER.

If, however, SUPPLIER obtains imported Products covered by this Agreement from another entity that is the importer for purposes of the FSVP, SUPPLIER shall ensure that the importer complies fully with the FSVP requirements, by means of a binding Continuing Food Guarantee and Indemnification Agreement between the SUPPLIER and the importer, which contains provisions comparable to this Agreement. Supplier remains liable under this Agreement regardless of whether an entity which a supplier to SUPPLIER is the importer under FSMA.

The FSVP requirements are not intended to replace, supersede or otherwise render unnecessary any other applicable legal or regulatory requirements, guidance, or other directives that may apply to SUPPLIER’s activities now or in the future. It is your responsibility as our vendor to understand the legal/regulatory requirements applicable to your operations and to confirm compliance, with respect to any potential impact on the Products.

13.2 Notification of Government Action

Each party shall inform the other party, promptly in writing, of any voluntary recall or stock recovery, or of any enforcement action or warning by a government authority regarding Products covered by this Agreement that may present a potential health risk, including mandatory recall, injunction, or seizure

EXHIBIT D

SUPPLIER QUALITY EXPECTATIONS MANUAL

Attached.

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